                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 METASOLV, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3)Filing Party:

  4) Date Filed:

                                                      [METASOLV LOGO]

                                 METASOLV, INC.
                             5560 Tennyson Parkway
                               Plano, Texas 75024

                                                                  April 11, 2001

TO THE STOCKHOLDERS OF METASOLV, INC.

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of MetaSolv, Inc. (the "Company"), which will be held at the Company's headquarters located at 5560 Tennyson Parkway, Plano, Texas 75024, on Tuesday, May 22, 2001, at 10:00 a.m.

   Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

   It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND the Annual Meeting, please COMPLETE, sign, date and PROMPTLY return the ACCOMPANYING proxy in the ENCLOSED POSTAGE-PAID envelope. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,


                                                   /s/ James P. Janicki
                                                     James P. Janicki
                                                Chief Executive Officer and
                                                         Director

                            [LOGO OF METASOLV, INC.]

                                 METASOLV, INC.
                             5560 Tennyson Parkway
                               Plano, Texas 75024

                               ----------------

                    Notice of Annual Meeting of Stockholders
                            To be held May 22, 2001

                               ----------------

   The Annual Meeting of Stockholders (the "Annual Meeting") of MetaSolv, Inc. (the "Company") will be held at the Company's headquarters, located at 5560 Tennyson Parkway, Plano, Texas, 75024, on Tuesday, May 22, 2001, at 10:00 a.m. for the following purposes:

     1. To elect two directors of the Board of Directors to serve until their three-year term expires or until their successors have been duly elected and qualified;

     2. To amend the Fourth Restated Certificate of Incorporation of MetaSolv Software, Inc. ("MetaSolv Software"), a wholly-owned subsidiary of the Company, to eliminate the provision, contained in such certificate pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL"), requiring that the merger or consolidation of MetaSolv Software, the sale of all or substantially all of MetaSolv Software's assets, amendments to MetaSolv Software's charter, the corporate dissolution of MetaSolv Software, and all other corporate actions of MetaSolv Software be approved by a vote of the stockholders of the Company;

     3. To amend the provision of the Certificate of Incorporation of the Company requiring the approval of 75% of the outstanding shares of the Company's Common Stock to require only a majority vote in amending the provisions of the Certificate of Incorporation dealing with the election of directors by written ballot, the limitation of liability for officers and directors, and the addition of provisions to the Certificate of Incorporation as further described herein; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   The foregoing items of business are more fully described in the attached Proxy Statement.

   Only stockholders of record at the close of business on March 30, 2001 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 5560 Tennyson Parkway, Plano, Texas, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                 /S/ JONATHAN K. HUSTIS
                                                    Jonathan K. Hustis
                                            Vice President--Business Services,
                                               General Counsel and Corporate
                                                         Secretary

Plano, Texas
April 11, 2001


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                                 METASOLV, INC.
                             5560 Tennyson Parkway
                               Plano, Texas 75024

                               ----------------

                                PROXY STATEMENT
                       For Annual Meeting of Stockholders
                            To be held May 22, 2001

                               ----------------

   These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of MetaSolv, Inc., a Delaware corporation (the "Company") and the recently formed holding company for MetaSolv Software, Inc., a Delaware corporation ("MetaSolv Software"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's headquarters, located at 5560 Tennyson Parkway, Plano, Texas 75024, on Tuesday, May 22, 2001, at 10:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about April 21, 2001.

   Effective January 1, 2001, MetaSolv Software completed a reorganization in which the Company became the holding company of MetaSolv Software (the "Transaction"). The Transaction was effected by a merger under Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL"), which permits the formation of a holding company structure without a vote of the stockholders. By virtue of the Transaction, MetaSolv Software became a direct, wholly owned subsidiary of the Company, and all of MetaSolv Software's outstanding capital stock was converted, on a share-for-share basis, into capital stock of the Company. Except for the name of the corporation, the provisions of the certificate of incorporation of the Company after the effective time of the Transaction and MetaSolv Software prior to the effective time of the Transaction are identical. The authorized capital stock of the Company after the effective time of the Transaction and the designations, rights, powers and preferences of such capital stock, and its qualifications, limitations and restrictions, are identical to those of MetaSolv Software prior to the effective time of the Transaction. Stockholders received securities of the same class showing the same proportional interests in the Company, having the same designations, rights, powers and preferences, and having the same qualifications, limitations and restrictions, as those held in MetaSolv Software. Unless the context otherwise requires, references to the "Company" in this Proxy Statement refer to MetaSolv, Inc., as successor to MetaSolv Software, as of January 1, 2001, and to MetaSolv Software through December 31, 2000. Unless the context otherwise requires, references to the "Long-Term Incentive Plan" refer to the MetaSolv, Inc. Long-Term Incentive Plan as of January 1, 2001 and to the MetaSolv Software, Inc. Long-Term Incentive Plan through December 31, 2000 and references to the "Employee Stock Purchase Plan" refer to the MetaSolv, Inc. Employee Stock Purchase Plan as of January 1, 2001 and to the MetaSolv Software, Inc. Employee Stock Purchase Plan through December 31, 2000.

                               PURPOSE OF MEETING

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

   The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On March 30, 2001, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 36,046,722 shares of Common Stock outstanding. Each stockholder of record on March 30, 2001 is entitled to one vote for each share of Common Stock held by such stockholder. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

   The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

   Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

   Proposal 2. Amending the Fourth Restated Certificate of Incorporation of MetaSolv Software to eliminate the provision relating to Section 251(g) of the DGCL, which provides that certain actions of MetaSolv Software would have to be approved by a vote of the stockholders of the Company, requires the affirmative vote at the Annual Meeting of at least 75% of the outstanding shares of the Company's Common Stock. Abstentions and broker non-votes will not be counted as having been voted on the proposal. As a result, abstentions and broker non-votes will have the same effect as votes in opposition to the proposal. The proposed Fifth Amended and Restated Certificate of Incorporation of MetaSolv Software is attached hereto as Appendix A.

   Proposal 3. Amending the provision in the Certificate of Incorporation of the Company that requires the approval of 75% of the outstanding shares of the Company's Common Stock in order to amend any provision of the Certificate of Incorporation other than Articles I through IV requires the affirmative vote at the Annual Meeting of at least 75% of the outstanding shares of the Company's Common Stock. Abstentions and broker non-votes will not be counted as having been voted on the proposal. As a result, abstentions and broker non-votes will have the same effect as votes in opposition to the proposal. The proposed Amended and Restated Certificate of Incorporation of the Company is attached hereto as Appendix B.

Proxies

   Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted, FOR the Nominees to the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, FOR Proposal No. 3, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

   The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders.

Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. The Company has retained Mellon Investor Services ("Mellon") as a proxy solicitor for the Company. Mellon will consult on the planning and the organization of the Annual Meeting. In addition, Mellon will solicit banks, brokers, nominees, institutions and large individual holders of the Company's Common Stock. In exchange for Mellon's services, the Company will pay Mellon a fee of $9,000 and reimburse Mellon for reasonable out-of-pocket expenses. In addition, Mellon may institute a direct telephone campaign for an additional fee.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Company currently has authorized seven directors. In accordance with the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2003 Annual Meeting; Class II, whose term will expire at the 2001 Annual Meeting; and Class III, whose term will expire at the 2002 Annual Meeting. At the 2001 Annual Meeting, two directors will be elected to serve until the Annual Meeting to be held in 2004 or until such directors' respective successors are elected and qualified. The Board of Directors has selected two nominees as the nominees for Class II. One of the nominees for the Board of Directors is currently a director of the Company; both nominees are identified below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Term Ending in 2004

   Set forth below is information regarding the nominees, including their ages, the period during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                                    Director
       Name                                                          Since   Age
       ----                                                         -------- ---
   Lawrence J. Bouman..............................................   2000    54
   Thomas Curtis Holmes, Jr........................................    --     39

   Mr. Bouman has served as a director of the Company since November 2000. Since January 1999, Mr. Bouman has served as a technology advisor and independent consultant to several private communications and technology companies. From October 1995 to June 1998, Mr. Bouman was Senior Vice President and Chief Technology Officer of LCI International, Inc., a communications services provider. From June 1998 to January 1999, Mr. Bouman served as a member of the acquisition transition team following Qwest Communications International, Inc.'s acquisition of LCI International. Prior to 1995, Mr. Bouman held several senior positions with MCI Telecommunications Corporation. From September 1999 to October 2000, Mr. Bouman served as a director of Net-Tel, a competitive local exchange carrier. Mr. Bouman resigned as a director on October 2, 2000 and Net-Tel filed for bankruptcy on November 3, 2000.

   Mr. Holmes has served as President and Chief Operating Officer of the Company since January 2001. From December 1996 to December 2000, Mr. Holmes served as Vice President and General Manager of the Intelligent Network Unit of Lucent Technologies, Inc., where his responsibilities included strategic planning, product marketing, product management, development and deployment of enhanced services applications. From July 1994 to December 1996, Mr. Holmes served as Applications Group Director for Operations Support Systems for Lucent Technologies/AT&T Network Systems.

   Set forth below is information regarding the continuing directors of the Company, including their ages, the period in which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                                    Director
     Name                                                            Since   Age
     ----                                                           -------- ---
   James P. Janicki................................................   1994    45
   John W. White...................................................   1998    61
   John D. Thornton................................................   1996    35
   David R. Semmel.................................................   1994    44
   Royce J. Holland................................................   2000    53

   James P. Janicki co-founded the Company in July 1992 and since such time has served in various capacities. Mr. Janicki was appointed Chief Executive Officer in May 1999. He served as President of the Company until January 2001 and has served as a director of the Company since April 1994. From June 1982 to July 1992, Mr. Janicki was at Texas Instruments where he served in many capacities, including as manager of the Texas Instruments' CASE consulting practice from July 1987 to August 1990 and as manager of the Template software business from August 1990 until July 1992. Texas Instruments develops and manufactures semiconductors and other products in the electrical and electronics industry. Mr. Janicki is the husband of Dana R. Brown, our Vice President-Marketing.

   John W. White has been a member of the Company's Board of Directors since December 1998 and Chairman of the Board of Directors since August 1999. Since October 1998, Mr. White has served as an independent consultant for several technology companies. Mr. White was Vice President and Chief Information Officer for Compaq Computer, a developer and marketer of computer hardware and software, from February 1994 to October 1998, where he served as a member of the executive management team for Compaq, overseeing its worldwide information systems activities. Prior to February 1994, Mr. White was President of the Information Technology Group and Chief Information Officer for Texas Instruments. Mr. White serves as a director of Citrix, a provider of server-based computing solutions.

   John D. Thornton has been a member of the Company's Board of Directors since June 1996. Mr. Thornton is a General Partner of Austin Ventures, a venture capital firm, where he has been employed since 1991. Mr. Thornton serves as a director of Vignette Corporation, a developer of Internet relationship management software.

   David R. Semmel has served as a director of the Company since January 1994. Mr. Semmel has been a member of the general partner of Kettle Partners, LP, a venture capital fund focusing on Internet and telecommunications investments, from its inception in 1997. Mr. Semmel was a principal of the general partner of Pangaea, LP, an equity hedge fund, from its inception in 1993 through June 2000. He has been the general partner of Pangaea Partners, LP, an investment partnership, since 1988.

   Royce J. Holland has served as a director of the Company since May 2000. Mr. Holland co-founded Allegiance Telecom, a telecommunications services provider, in 1997 and has served as its Chairman of the Board and CEO since then. Previously, Mr. Holland was at MFS Communications Company, Inc., a communications services provider, as a Co-founder and a Director from its inception in 1988, and also as President from 1990, through the completion of its merger with WorldCom in December 1996. In January

1993, President George Bush appointed Mr. Holland to the National Security Telecommunications Advisory Committee. Mr. Holland has over twenty-five years experience in the telecommunications, independent power and engineering/construction industries. He also serves as a director of the following publicly traded companies: Choice One Communications, a communications provider, CompleTel Europe, N.V., a provider of telecommunications services in Europe, and CSG Systems International, a provider of customer care and billing solutions.

Board of Directors Meetings and Committees

   During 2000, the Board of Directors held seven meetings. For the fiscal year, each of the directors during the term of his or her tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

   During 2000, the Audit Committee of the Board of Directors held seven meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company. The members of the Audit Committee are Mr. Thornton and Mr. Barry F. Eggers. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix C. Each member of the Audit Committee is an "independent director," as such term is defined in Rule 4200(a)(14) of The Nasdaq Marketplace Rules.

   During 2000, the Compensation Committee held no formal meetings, but acted by written consent on seven occasions. The Compensation Committee is responsible for: (i) establishing compensation programs designed to attract, motivate and retain key executives responsible for the Company's success;
(ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its stockholders; and (iii) determining the compensation of the Company's Chief Executive Officer. The members of the Compensation Committee are Mr. Holland and Mr. Thornton.

Director Compensation

   Non-employee directors receive $1,500 for each Board of Directors or standing committee meeting attended in person, and $200 per meeting attended by teleconference. All directors are reimbursed for reasonable expenses incurred by them in attending Board of Directors and committee meetings.

   Each non-employee director (other than venture capital investors and founders who hold Company stock) is granted an option to purchase up to 30,000 shares of the Company's Common Stock under the Long-Term Incentive Plan on the date he or she is elected to the Board of Directors. Each option will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, will have a term to be determined by the Compensation Committee and will generally terminate within a specified time, as defined in the Long-Term Incentive Plan, following the date the option holder ceases to be a director. Each continuing non-employee director will receive an additional award of a formula option of up to 30,000 shares upon each subsequent election to the Board of Directors. Each option is immediately exercisable, but the unvested shares under the option are subject to repurchase by the Company at the original exercise price paid per share upon the director's cessation of service as a director. The repurchase right lapses and one-third of the option shares vest upon the completion of 12 months of service as a director from the date of grant, and the balance of the option shares vest in a series of equal annual installments over the next two years of service.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of February 28, 2001, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Unless otherwise indicated, each person named below has an address in care of the Company's principal executive offices. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Applicable percentage of ownership as of February 28, 2001 is based upon 36,039,462 shares of Common Stock outstanding.

                                                         Shares Beneficially
                                                        Owned as of February
                                                              28, 2001
                                                        ---------------------
                                                        Number of  Percentage
         Beneficial Owner                                 Shares    of Class
         ----------------                               ---------- ----------
John D. Thornton.......................................  5,828,569   16.17%
 Entities and individuals affiliated with Austin
  Ventures(1)
Michael J. Watters(2)..................................  3,276,633    9.09
William N. Sick, Jr. ..................................  4,480,322   12.43
 Business Resources International, Inc.(3)
Putnam Investments, LLC(4).............................  3,371,734    9.36
Massachusetts Financial Services Company(5)............  2,436,047    6.76
Barry F. Eggers........................................    288,757     *
 Entities affiliated with Weiss, Peck & Greer(6)
James P. Janicki(7)....................................  1,354,053    3.62
David R. Semmel(8).....................................    816,746    2.27
Royce W. Holland(9)....................................     31,000     *
John W. White(10)......................................     33,334     *
Lawrence J. Bouman(11).................................     36,600     *
Joseph W. Pollard(12)..................................    411,061    1.14
Eleanor M. Luce(13)....................................    222,606     *
Sidney V. Sack(14).....................................    687,863    1.88
Glenn A. Etherington(15)...............................    294,229     *
T. Curtis Holmes(16)...................................    669,622    1.82
All directors and executive officers as a group (14
 persons)(17).......................................... 10,864,207   27.55%

--------
 *  Less than 1%
(1) Includes 40,205 shares held by John Thornton Family I, Ltd., 1,549,454 shares held by Austin Ventures IV-A, L.P., 3,250,546 shares held by Austin Ventures IV-B, L.P., 957,922 shares held by Austin Ventures VI, L.P. and 26,942 shares held by Austin Ventures VI Affiliates Fund, L.P. Mr. Thornton, one of our directors, along with Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, and William P. Wood, is a Partner of AV Partners IV, L.P., which is the general partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P., and, together with Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, and Blaine F. Wesner, a general partner of AV Partners VI, L.P., which is the general partner of Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P. Mr. Thornton disclaims beneficial ownership of the shares held by John Thornton Family I, Ltd., Austin

    Ventures IV-A, L.P., Austin Ventures IV-B, L.P., Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P., except to the extent of his pecuniary interest therein arising from his partnership interest in John Thornton Family I, Ltd., AV Partners IV, L.P. and AV Partners VI, L.P., as the case may be.
 (2) Consists of shares held by The Watter's Children Trust, the Michael and Carole Watters Charitable Remainder Trust and MCDA International Partnership, Ltd. The address of Mr. Watters is 101 E. Park Blvd., Suite 600, Plano, Texas 75024. Information with respect to such beneficial ownership was obtained from a Schedule 13G filed with the Securities and Exchange Commission and reflects shares beneficially owned by Mr. Watters as of December 31, 2000.
 (3) Includes 2,333,967 shares held by Business Resources International, Inc., 229,536 shares held by Jill Melanie Sick 1991 Trust, 229,536 shares held by David Louis Sick 1991 Trust, 114,818 shares held by Louis Pitchlyn Williams 1992 Trust and 16,875 shares held by Jill M. Sick.
 (4) Consists of shares held by Putnam Investment Management LLC and Putnam Advisory Company, LLC, each a wholly owned subsidiary of Putnam Investments, LLC. The address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109. Information with respect to such beneficial ownership was obtained from a Schedule 13G filed with the Securities and Exchange Commission and reflects shares beneficially owned by Putnam Investments, LLC as of December 31, 2000.
 (5) The address of Massachusetts Financial Services is 500 Boylston Street, Boston, Massachusetts 02116. Information with respect to such beneficial ownership was obtained from a Schedule 13G filed with the Securities and Exchange Commission and reflects shares beneficially owned by Massachusetts Financial Services Company as of December 31, 2000.
 (6) Includes 106,446 shares held by WPG Enterprise Fund III, L.L.C., 121,744 shares held by Weiss, Peck & Greer Venture Associates IV, L.L.C., 15,393 shares held by Weiss, Peck & Greer Venture Associates IV Cayman (Overseas), L.P. and 4,679 shares held by WPG Information Sciences Entrepreneur Fund, L.P. Mr. Eggers, one of our directors, is a Managing Member of WPG VC Fund Adviser, L.L.C., which is the Fund Investment Advisory Member of WPG Enterprise Fund III, L.L.C. and Weiss, Peck & Greer Venture Associates IV, L.L.C., is the general partner of WPG Information Sciences Entrepreneur Fund, L.P. and is a general partner of Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Mr. Eggers disclaims any beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interests therein.
 (7) Consists of (i) 58,500 shares held of record by Mr. Janicki and his spouse as joint tenants, (ii) 1,141,464 shares subject to stock options held by Mr. Janicki that are exercisable within 60 days of February 28, 2001, and (iii) 154,089 shares subject to stock options held by Mr. Janicki's spouse that are exercisable within 60 days of February 28, 2001. Of the shares beneficially owned by Mr. Janicki and his spouse, 177,881 are currently subject to a right of repurchase.
 (8) Includes 119,861 shares held by Pangaea Partners, L.P. and 8,178 shares held by Mr. Semmel's spouse. Mr. Semmel, one of our directors, is the sole general partner of Pangaea Partners, L.P. Mr. Semmel disclaims beneficial ownership of all shares held by Pangaea Partners, L.P. except to the extent of his pecuniary interest therein.
 (9) Includes 30,000 shares subject to stock options held by Mr. Holland that are exercisable within 60 days of February 28, 2001, all of which are currently subject to a right of repurchase.
(10) Consists of 33,334 shares subject to stock options held by Mr. White that are exercisable within 60 days of February 28, 2001, all of which are currently subject to a right of repurchase.
(11) Consists of 30,000 shares subject to stock options currently held by Mr. Bouman that are exercisable within 60 days of February 28, 2001, all of which are currently subject to a right of repurchase.
(12) Includes 1,000 shares held by Mr. Pollard's minor child. Also, includes 125,130 shares subject to stock options held by Mr. Pollard that are exercisable within 60 days of February 28, 2000. Of the shares beneficially owned by Mr. Pollard, 48,618 are currently subject to a right of repurchase.
(13) Includes 153,540 shares subject to stock options held by Ms. Luce that are exercisable within 60 days of February 28, 2001, all of which are currently subject to a right of repurchase.

(14) Includes 640,016 shares subject to stock options held by Mr. Sack that are exercisable within 60 days of February 28, 2001. Of the shares beneficially owned by Mr. Sack, 489,208 are subject to a right of repurchase as of February 28, 2001.
(15) Includes 259,416 shares subject to stock options held by Mr. Etherington that are exercisable within 60 days of February 28, 2001. Of the shares beneficially owned by Mr. Etherington, 228,812 are currently subject to a right of repurchase.
(16) Includes 669,622 shares subject to stock options held by Mr. Holmes that are exercisable within 60 days of February 28, 2001, all of which are currently subject to a right of repurchase.
(17) Includes 3,391,906 shares subject to stock options that are exercisable within 60 days of February 28, 2001. Of the shares beneficially owned by all directors and executive officers as a group, 1,960,310 are currently subject to a right of repurchase.

                         COMPENSATION COMMITTEE REPORT

Responsibilities and Composition of the Committee

   The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for: (i) establishing compensation programs designed to attract, motivate and retain key executives responsible for the Company's success; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its stockholders; and (iii) determining the compensation of the Company's Chief Executive Officer. The Committee is composed of two directors, currently Mr. Holland and Mr. Thornton. Neither of these directors has ever served as an employee of the Company.

   This report describes the philosophy that underlies the cash and equity-based components of the Company's executive compensation program. It also describes the details of each element of the program, as well as the rationale for compensation paid to the Company's Chief Executive Officer and its executive officers in general.

   For the 2000 fiscal year, the process used by the Committee in determining executive officer compensation levels was based on the subjective judgment of the Committee. Although the recommendations of the Company's Chief Executive Officer were considered, the Committee made the final compensation decisions concerning each officer.

Compensation Philosophy and Objectives

   The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork that help build value for the Company's stockholders. Within this overall philosophy, the Committee bases the compensation program on the following principles:

  . Compensation levels for executive officers are benchmarked to the outside market, using published industry data relevant to the officers' positions. Compensation decisions are made by referring to information regarding two groups of companies: companies with which the Company is expected to compete for executive talent; and companies within the industry groups with which the Company can expect to compete for investors. The Company obtained salary information on these companies through Culpepper & Associates, Inc., an independent organization that provides comprehensive salary survey data for U.S. high technology and software companies. The benchmark companies against whom the Committee gauged the Company's executive compensation may occasionally overlap those contained in the Morgan Stanley Index, which was used for comparison in the stock performance graph. The Committee, however, does not consider other companies' performance in awarding executive compensation. Nor does the Committee refer to the Morgan Stanley Index as a guide for such compensation. Rather, the Committee examines several factors when setting salaries for executive officers, including:

   . the compensation of officers at software and technology companies generally;

   . the revenues of comparable software companies;

   . the types of software products sold by the comparable companies;

   . the geographic location of the comparable companies;

   . the primary sales method utilized by the comparable companies in selling their software products;

   . whether the comparable companies are publicly or privately held; and

   . the job responsibilities of the officers in the comparable companies.

  . The total compensation opportunity is targeted to be in the 75th percentile of these companies; incremental amounts may be earned above or below that level depending upon corporate and individual performance. The Committee considers it essential to the vitality of the Company that the total compensation opportunity for executive officers remains competitive with similar companies in order to attract and retain the talent needed to manage and build the Company's business.

  . Compensation is tied to performance. A significant part of the total compensation opportunity is at risk, to be earned only if specific goals are met.

  . Incentive compensation is designed to reinforce the achievement of both short-and long-term corporate objectives.

Compensation of Executive Officers Generally

   The Company's executive compensation program is designed to link executive pay to Company performance and to provide an incentive to executives to manage the Company with a principal view to enhancing stockholder value.

   Generally, the Company's executive compensation program makes a significant portion of each executive's cash compensation contingent upon growth and improvement in the Company's results of operations, with the potential to earn exceptional rewards for exceptional performance. More specifically, the program is designed to provide compensation for meeting and exceeding internal goals and to provide incentives to increase the market value of the Company's Common Stock. The program also is designed to attract and retain talented executives who are essential to the Company's long-term success within a highly competitive industry that demands unique talents, skills and capabilities.

   Compensation criteria are evaluated annually to ensure they are appropriate and consistent with the business objectives that are important in meeting the Company's earnings per share, operating profit and revenue goals and in enhancing stockholder value. The Company's executive compensation policies and programs are intended to (i) provide rewards contingent upon Company and individual performance, (ii) link executive compensation to sustainable increases in stockholder value, (iii) promote teamwork among executives and other Company employees, (iv) effect retention of a strong management team, and
(v) encourage personal and professional development and growth.

   The primary components of the Company's executive compensation program are salary, performance bonuses and stock options.

   Base Salary. The Committee reviews the salary of each of its executive officers annually. The Committee's review takes into consideration the Company's earnings per share, operating profits and revenue and the duties and performance of each executive. In making salary recommendations or decisions, the Committee exercises its discretion and judgment based on the foregoing criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing base salaries of executives.

   Incentive Bonuses. The Company has established a bonus system for executive officers based on financial performance criteria, including revenue growth, profitability and percentage performance compared to established targets. Executive officers can earn bonuses targeted between 45% and 80% of their respective base salaries. The bonus payable, if any, is contingent upon the attainment of objectives determined by the Committee. Other senior managers have similar bonus arrangements. Bonuses were determined based on the achievement of the financial and operational goals for the Company in the following areas:

  . software license bookings;

  . revenue achievement;

  . operating cost per employee;

  . the timely release of software; and

  . the implementation of a new enterprise information system.

   The Company and each executive accomplished these goals, therefore each executive received the maximum possible bonus.

   Stock Options and Equity Compensation. The Committee believes that granting stock options and other forms of equity compensation to executive officers and other key employees is an important method of enhancing long-term profitability and stockholder value. The Committee views its Long-Term Incentive Plan as a vehicle to attract and retain experienced employees and to align the employee's economic incentives with those of the Company's stockholders. Under the Long-Term Incentive Plan, the Committee may grant options and other forms of equity compensation to executive officers who are expected to contribute materially to the Company's future success. In determining the size of stock option and other equity grants, the Committee focuses primarily on the Company's performance and the perceived role of each executive in accomplishing such performance objectives, as well as the satisfaction of individual performance objectives. In addition, the Committee examines the option holdings of the executives and the competitive market for qualified executives. The Committee's primary objectives in granting awards are the retention of its executives and to incentivize officers to improve the Company's performance. The option grant in August 2000 was the first option grant by the Company to its executives following its initial public offering. The second option grant in November 2000, which was made to executives and certain other key employees, was made in light of the fact that the first grant (at $44 per share) no longer resulted in the same financial incentive originally contemplated by the Committee due to a substantial reduction in the trading price of the Company's common stock. The options awarded in 2000 reflected heightened accomplishment of corporate and individual performance goals, as compared to options awarded in 1999. Mr. Janicki, the Company's Chief Executive Officer, declined all option grants in 2000. Mr. Sack, the Company's former Chief Operating Officer, who publicly announced his retirement in August 2000, also declined all option grants in 2000.

   The Committee intends to continue using stock options and other forms of equity compensation as the primary long-term incentive for the Company's executive officers. Because they generally provide rewards to executives only to the extent the Company's stock price increases after the options or other equity awards are granted, the Committee feels that stock options and other equity awards granted under the Long-Term Incentive Plan are an appropriate means to provide executives with incentives that closely align their interests with those of stockholders and thereby encourage them to promote the ongoing success of the Company.

Policy on Deductibility of Compensation

   It is the responsibility of the Committee to address the provisions of
Section 162(m) of the Internal Revenue Code which, except in the case of "performance-based compensation" and certain other types of compensation, limits to $1,000,000 the amount of the Company's federal income tax deduction for compensation paid to the Chief Executive Officer and the other four most highly paid executive officers. In that regard, the Committee must determine whether any actions with respect to Section 162(m) should be taken by the Company. At this time, the Committee has determined that the Section 162(m) deduction limitation does not apply because the Company falls within the extended reliance period for corporations that become publicly held in connection with an initial public offering. The Committee will continue to monitor the reliance period and will take appropriate action when it is warranted in the future.

Chief Executive Officer Compensation

   The Chief Executive Officer's salary, bonus and long-term awards follow the policies set forth above. For the 2000 fiscal year, Mr. Janicki's base salary was $198,750. Mr. Janicki earned a bonus in the amount of $153,457 in 2000. He also received $2,625 in profit sharing and/or matching contributions under the Company's 401(k) Plan and an additional $2,885 as payment in lieu of accrued vacation time.

   Mr. Janicki's salary was not linked to any set corporate or personal performance goals. In the last fiscal year, the Company increased Mr. Janicki's salary approximately 8% over his 1999 salary. This salary increase elevated Mr. Janicki's overall salary to a level comparable to the salaries of other chief executive officers at comparable companies. Mr. Janicki's salary had historically lagged those of his counterparts at those companies. Mr. Janicki's bonus was tied to the same financial and operational goals for the Company as the bonuses for all executives. These financial and operational goals were set in the following areas:

  . software license bookings;

  . revenue achievement;

  . operating cost per employee;

  . the timely release of software; and

  . the implementation of a new enterprise information system.

   Mr. Janicki's bonus reflects the Company's accomplishment of all financial and operational goals. Mr. Janicki declined stock options in 2000 so that more options would be available for grant to employees.

   The foregoing report has been approved by all of the members of the Committee.

                                          THE COMPENSATION COMMITTEE

                                          Royce J. Holland
                                          John D. Thornton

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Neither of the members of the Compensation Committee is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

   Mr. Royce Holland, a director of the Company and member of the Compensation Committee, is Chairman of the Board, CEO and a 5% stockholder of Allegiance Telecom, a customer of the Company. Purchases by Allegiance from the Company in fiscal year 2000 accounted for $521,616 in revenue to the Company.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

   In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE

                                          John D. Thornton
                                          Barry F. Eggers

Audit Fees

   The aggregate fees billed to the Company for professional services rendered for the audit of the annual financial statements for the fiscal year ending December 31, 2000 and the reviews of the financial statements included in the Company's reports on Form 10-Q for the fiscal year ending December 31, 2000 were $130,000.

Financial Information Systems Design and Implementation Fees

   In the fiscal year ending December 31, 2000, the Company did not incur fees billed for professional services relating to financial information systems design and implementation.

All Other Fees

   In the fiscal year ending December 31, 2000, the aggregate fees billed for all other services rendered by the principal accountant were $255,036, relating primarily to tax services but also including fees billed in connection with the Company's 1999 401(k) Plan audit and residual fees for an audit conducted in conjunction with the Company's initial public offering.

   The Audit Committee has determined the provision of the services covered under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" to be compatible with maintaining the principal accountant's independence.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. The Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests. KPMG LLP has audited the Company's financial statements for each of the fiscal years ended December 31, 1997 through December 31, 2000. KPMG LLP's representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                            MANAGEMENT COMPENSATION

General

   The following table sets forth all compensation awarded or earned by the Company's Chief Executive Officer and the four other most highly paid executive officers during the last three fiscal years (the "Named Executive Officers"):

                           Summary Compensation Table

                                                                      Long-Term
                                       Annual Compensation           Compensation
                                  ---------------------------------  ------------
                                                                      Securities
 Name and Principal        Fiscal                      Other Annual   Underlying     All Other
 Position                   Year   Salary      Bonus   Compensation   Options(#)  Compensation(1)
 ------------------        ------ --------    -------- ------------  ------------ ---------------
 James P. Janicki........   2000  $198,750    $153,457   $  2,885(2)   $      0       $2,625
  Chief Executive Officer   1999   183,750     100,328          0       200,000        6,290
                            1998   139,375      86,610          0       200,000        6,290

 Sidney V. Sack..........   2000   190,313     110,599          0             0        2,625
  Former Chief Operating    1999   129,792(5)   72,683    140,141(3)    800,000        6,290
   Officer                  1998         0           0     34,348(3)          0            0

 Glenn A. Etherington....   2000   179,438     100,965          0        55,000        2,625
  Chief Financial Officer   1999    89,798(5)   50,287     68,750(4)    320,000            0
                            1998         0           0          0             0            0

 Joseph W. Pollard.......   2000   178,125     119,236          0        47,500            0
  Vice President--Sales     1999   158,125      98,828          0       120,000        6,290
                            1998   110,000      82,516          0             0        6,290

 Eleanor M. Luce.........   2000   169,650      95,554          0        47,250        2,625
  Vice President-Services   1999   134,077(5)   75,083          0       320,000        6,290
                            1998         0           0          0             0            0

--------
(1) Represents contributions made by the Company to all of our Named Executive Officers under our 401(k)/ profit sharing plan.
(2) Represents payment in lieu of accrued vacation time.
(3) Represents consulting fees and reimbursable expenses in the amount of $34,348 in 1998, and $67,224 in 1999, paid to Mr. Sack while Mr. Sack performed services as a consultant for the Company prior to his employment, and a one-time signing/relocation bonus during 1999 in the amount of $72,917. Mr. Sack retired as Chief Operating Officer effective January 1, 2001 and retired from the Company as an employee effective March 2, 2001.
(4) Represents relocation expenses reimbursed by the Company.
(5) Employed by the Company for a period of less than one year as of January 1, 2000.

Executive Option Grants

   The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 2000.

                          Option Grants in Fiscal 2000

                                       Individual Grants
                         ---------------------------------------------- Potential Realizable Value
                         Number of  Percentage of                         at Assumed Annual Rates
                         Securities Total Options                       of Stock Price Appreciation
                         Underlying   Granted to   Exercise                 for Option Term(3)
                          Options    Employees in  Price Per Expiration ---------------------------
   Name                  Granted(1) Fiscal 2000(2)   Share      Date         5%           10%
   ----                  ---------- -------------- --------- ---------- ---------------------------
James P. Janicki........      --         --             --        --             --             --
Sidney V. Sack..........      --         --             --        --             --             --
Glenn A. Etherington....   30,000        2.0%       $44.00     8/3/05       $830,141     $2,103,740
                           25,000        1.7%        19.938   11/6/05        313,473        794,401
Joseph W. Pollard.......   30,000        2.0%        44.00     8/3/05        830,141      2,103,740
                           17,500        1.2%        19.938   11/6/05        219,431        556,081
Eleanor M. Luce.........   30,000        2.0%        44.00     8/3/05        830,141      2,103,740
                           17,250        1.2%        19.938   11/6/05        216,296        548,137

--------
(1) Generally, most of the shares under the options listed in the table are immediately exercisable, but are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in 25% of the option shares upon completion of 12 months of service from the vesting start date, and in the balance in a series of equal annual installments over the next three years of service. Normally, any option shares that are not immediately exercisable will vest and become exercisable as to 25% of the stock upon completion of 12 months of service from the vesting start date, with the balance vesting in a series of equal annual installments over the next three years of service. The option shares will vest upon the dissolution or liquidation of the Company, or on certain reorganizations where there is no plan to convert or exchange the options into option shares of the surviving entity, unless the Company's repurchase right with respect to the unvested option shares is transferred to the acquiring entity. Each of the options has a five-year term, subject to earlier termination in the event of the optionee's cessation of service with the Company.
(2) Based upon options to purchase an aggregate of 1,493,665 shares of Common Stock granted to employees of the Company in 2000 under the Long-Term Incentive Plan.
(3) The potential realizable value is calculated based on the term of the option at the time of grant (five years). Annual stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Option Exercises and Holdings

   The following table sets forth information concerning stock options exercised by the Named Executive Officers during 2000, as well as the value of unexercised options held by such persons on December 31, 2000. The values for in-the-money options (which represent the positive spread between the exercise price of any existing stock options and $9.125 per share, the closing price of the Common Stock as reported by the Nasdaq National Market on December 29,
2000) also are included.

                   Aggregate Option Exercises in Fiscal 2000
                       and Fiscal Year-End Option Values

                                               Number of Securities
                                              Underlying Unexercised    Value of Unexercised
                          Shares                    Options at         In-the-Money Options at
                         Acquired              December 31, 2000(2)       December 31, 2000
                           Upon      Value    -------------------------------------------------
   Name                  Exercise Realized(1)   Vested      Unvested     Vested     Unvested
   ----                  -------- ----------- ------------ ----------------------- ------------
James P. Janicki........ 209,500  $13,005,755    1,110,500    280,000  $ 9,420,545 $ 1,514,962
Sidney V. Sack..........  50,400    2,724,392       82,204    640,000      450,067   3,504,000
Glenn A. Etherington....   6,000       52,728       36,604    305,000      200,407   1,368,750
Joseph W. Pollard.......  83,488    5,997,149          --     252,012            0   1,490,983
Eleanor M. Luce.........  28,570    2,344,540          --     303,250            0   1,440,000

--------
(1) Calculated as the difference between the fair market value of the Company's Common Stock at the time of the option exercise and the exercise price.
(2) Some of the unvested options are immediately exercisable, but any shares purchased under those options will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service with the Company, before vesting in such shares. For those immediately exercisable options, the heading "Vested" refers to shares no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 2000. Those option shares that are not immediately exercisable will vest and typically become exercisable as to 25% of the stock upon completion of 12 months of service from the vesting start date, with the balance vesting in a series of equal annual installments over the next three years of service.

Termination and Change of Control Arrangements

   Glenn A. Etherington, Joseph W. Pollard and Eleanor M. Luce received options in 2000 to purchase shares of the Company's Common Stock. Under the terms of their respective option agreements, they will be entitled to certain accelerated vesting if their employment is terminated, other than for cause, after a change of control. In the event their employment terminates after a change of control occurs, they will immediately vest in all shares that otherwise would have vested during the twenty-four months following the date their employment terminates.

                            STOCK PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between November 18, 1999 and December 31, 2000 with the cumulative total return of the Nasdaq National Market Composite Index and the Morgan Stanley High Tech Index (the "MS High Tech Index") over the same period. This graph assumes an investment of $100.00 on November 18, 1999 in the Company's Common Stock, in the Nasdaq National Market Composite Index and the MS High Tech Index, and assumes the reinvestment of dividends, if any.

   The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Morgan Stanley Dean Witter, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
             AMONG METASOLV SOFTWARE, INC., THE NASDAQ STOCK MARKET
              (U.S.) INDEX AND THE MORGAN STANLEY HIGH TECH INDEX

                                    [GRAPH]

--------
*$100 invested on 11/18/99 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

                          11/18/99 12/31/99 03/31/00 06/30/00 09/29/00 12/29/00
                          -------- -------- -------- -------- -------- --------
MetaSolv, Inc...........  $100.00  $430.26  $310.86  $231.58  $215.13   $48.03
Nasdaq National Market
 Composite Index........   100.00   121.58   136.62   118.49   109.73    73.81
Morgan Stanley High Tech
 Index..................   100.00   117.60   135.63   129.75   121.48    85.34

   The Company effected its initial public offering of its Common Stock on November 17, 1999 and trading of the Company's Common Stock commenced on November 18, 1999. The price to the public on November 18, 1999 was $19 per share.

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                                 PROPOSAL NO. 2

                AMENDMENT OF THE FOURTH RESTATED CERTIFICATE OF
              INCORPORATION OF METASOLV SOFTWARE TO ELIMINATE THE
          PROVISION RELATING TO SECTION 251(G) OF THE DELAWARE GENERAL
                                CORPORATION LAW

   Effective January 1, 2001, the Company completed a reorganization into a holding company structure in which MetaSolv Software became a wholly-owned subsidiary of the Company. The Company's new holding company organizational structure is similar to those of other holding companies in that it is a publicly held parent with multiple operating subsidiaries. Examples of similar corporate structures effected through similar reorganizations include those of Northwest Airlines Corporation, Halliburton Company, and America West Airlines, Inc. As of the date of the Proxy Statement, substantially all of the Company's assets are held by, and substantially all of the combined company's operations are performed by, MetaSolv Software. Currently the combined company is comprised of the public holding company, MetaSolv Software and two foreign subsidiaries; however, our new structure easily permits additional foreign subsidiaries to be created as our business continues to expand internationally. The Company anticipates that over time these entities may be utilized to directly license software and provide related consulting services to customers in foreign jurisdictions, functions that are currently performed by MetaSolv Software. Additionally, as part of our ongoing corporate planning, we continue to evaluate the need for additional subsidiaries, foreign and domestic, to perform a variety of operational functions. The holding company structure allows the Company to efficiently respond to this need, once identified.

   In addition to the flexibility in corporate planning that the reorganization provides, this structure also provides us and our customers with state sales tax benefits and provides us with unique financing alternatives. For example, in certain states there is a different sales tax assessment to our customers for software license sales as opposed to the provision of services. This structure allows us to optimize state tax treatment in comparison with our competitors.

   The reorganization also provides the Company with previously unavailable financing possibilities. With respect to such financing alternatives, the Company believes that the creation of a wholly-owned subsidiary to own all other subsidiaries may someday facilitate the completion of financings by the wholly-owned subsidiary that would not otherwise subject the Company to the subsidiary's debt covenants. The Company is not currently considering such a financing.

   The holding company reorganization was conducted in accordance with Section 251(g) of the DGCL and did not require a vote of MetaSolv Software's stockholders. In order that the reorganization would be completed expeditiously, the Company did not submit it to a stockholder vote. The Company had several reasons for this decision. First, completing the reorganization at the end of the Company's fiscal year allowed the Company to begin preparing its financial reports on a consolidated basis at the beginning of a fiscal year, thus relieving an administrative burden that the Company and its auditors would have had in preparing financial reports for two separate companies for a portion of 2001 had the reorganization been delayed. Second, the Company was able to begin executing on its corporate vision of international expansion early in 2001 by beginning to form foreign subsidiaries of the holding company to create the corporate structure necessary to support the international expansion of the Company's business. Third, the Company did not believe that completing the reorganization without stockholder approval would encounter subsequent opposition by, or dissension among, its stockholders. In fact, no stockholder has voiced any concern about the reorganization to the Company's management. Based on the foregoing, the Company believed that effecting the reorganization without stockholder approval was in the best interests of the Company and its stockholders.

   In connection with the reorganization and as required by Section 251(g), MetaSolv Software amended its Certificate of Incorporation to add the following language:

   "ARTICLE XI

   Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Fourth Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of MetaSolv, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this Fourth Restated Certificate of Incorporation. Notwithstanding the foregoing, nothing in this Article XI shall be deemed or construed to require the approval of the stockholders of MetaSolv, Inc. to elect or remove directors of the Corporation."

   Article XI requires that the Company's subsidiary, MetaSolv Software, obtain the vote of the Company's stockholders in connection with certain actions that would, absent Article XI, otherwise require only the Company's approval as MetaSolv Software's sole stockholder. Such actions include MetaSolv Software's merger or consolidation, a sale of all or substantially all of its assets, charter amendments and a corporate dissolution. Absent such a provision, there is no general requirement under Delaware law that stockholders of a parent entity be entitled to vote on these types of actions involving its wholly-owned subsidiaries. Many of these types of actions (particularly charter amendments such as name changes) are typically taken in the ordinary course of business, and are not material to the holding company's stockholders, such as changing a subsidiary's name or merging the subsidiary with another wholly-owned subsidiary for state tax, administrative or other reasons. Submitting a vote to approve such actions to the Company's stockholders would require the Company to identify the holdings and addresses of all stockholders, publish notices and proxies, organize and hold a meeting of stockholders, and handle the solicitation and tabulation of votes from a relatively diverse and widely distributed group of stockholders, which would increase the expense of and would in all likelihood delay the action. The amendment to MetaSolv Software's charter to delete Article XI would enable the Company to avoid such expenses and delays. However, the amendment would also, in all likelihood, eliminate the right of the Company's stockholders to vote on a transaction in which the Company might decide to sell or otherwise transfer all or substantially all of the assets of MetaSolv Software to a third party unaffiliated with the Company, or to merge MetaSolv Software with such an unaffiliated third party. Although the issue is not settled under Delaware law, we believe that such a transaction could be accomplished by the Company without the approval of the Company's stockholders, after stockholder approval of this proposed amendment. The Company could choose to submit any such transaction to its stockholders, but gives no assurances that it would do so. Please see the following chart for a comparison of stockholder voting rights before and after passage of the proposal:

                                           Action Required to be Approved
                                          by MetaSolv, Inc.'s Stockholders
   Proposed MetaSolv Software Action:            Under Delaware Law
   ----------------------------------     --------------------------------
                                              Before:            After:
                                          ----------------   ----------------
   Merger or consolidation...............                Yes                No
   Sale of all or substantially all
    assets...............................                Yes                No
   Charter amendment.....................                Yes                No
   Corporate dissolution.................                Yes                No

   While this amendment would eliminate the right of the stockholders of the Company to vote on transactions occurring at the MetaSolv Software level, the Board has considered other alternatives and feels this amendment would best enable the Company to administer its holding company structure like many other public corporations with holding company structures, such as, for example, Halliburton Company, Northwest Airlines Corporation, and America West Airlines, Inc. Furthermore, stockholders of the Company would retain their existing rights to vote on transactions occurring at the Company level. Considering all of the foregoing factors, the Board of Directors believes that it is in the best interests of the Company and its stockholders to delete Article XI as proposed, and thereby to eliminate the significant expense and delay that would otherwise result from preparation and distribution of a proxy statement, vote tabulation, and other tasks required to obtain approval by the Company's stockholders of MetaSolv Software's transactions.

   The affirmative votes of the holders of 75% of the outstanding shares of the Company's Common Stock are required for approval of this amendment to MetaSolv Software's Fourth Restated Certificate of Incorporation. If this proposed amendment is approved by the stockholders, the Company intends to promptly effect such amendment by filing or causing to be filed an appropriate amendment to MetaSolv Software's Fourth Restated Certificate of Incorporation with the State of Delaware.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO METASOLV SOFTWARE'S FOURTH RESTATED CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 3

                AMENDMENT OF THE PROVISION OF THE CERTIFICATE OF
         INCORPORATION OF THE COMPANY REQUIRING THE APPROVAL OF 75% OF
              THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK

   Article XI of the Company's Certificate of Incorporation provides that the approval of the holders of 75% of the outstanding shares of the Company's Common Stock is required to amend any provision of the Company's Certificate of Incorporation, except to alter provisions relating to:

     (a) the name of the Company (Article I);

     (b) the registered office of the Company (Article II);

     (c) the purpose of the Company (Article III); or

     (d) the capitalization of the Company (Article IV).

   In addition, because Article XI requires supermajority approval for all provisions in the Certificate of Incorporation other than those set forth above, any future amendments to the Company's charter, regardless of how immaterial they are to the stockholders of the Company, would require a supermajority approval in order to be amended. Delaware law does not otherwise require supermajority approval in order to amend a company's charter.

   A charter modification typically involves a lengthy and expensive process. Every time the Board of Directors proposes a charter amendment, the Company must identify the holdings and addresses of all stockholders, publish notices and proxies, organize and hold a meeting of stockholders, and handle the solicitation and tabulation of votes. In addition, submitting a vote to approve a charter amendment requires the filing of a proxy statement with, and possible review of the proxy statement by, the Securities and Exchange Commission. The supermajority approval requirement increases the time, expense and burden since the approval of the holders of 75% of outstanding shares is invariably more difficult to obtain than the approval of the holders of a majority of outstanding shares.

   The Board of Directors believes that Article XI of the Certificate of Incorporation of the Company as currently drafted is too stringent and unnecessarily burdens the Company with respect to amendments that public corporations generally can effect by a majority vote. The Board of Directors does not consider a supermajority vote necessary to add provisions to the Certificate of Incorporation or to amend the provisions of the Certificate of Incorporation relating to the election of directors by written ballot (Article VIII), and the limitation of liability for directors (Article X). Removal of a supermajority requirement for the foregoing purposes would reduce the burden on the Company associated with obtaining a supermajority stockholder vote while not materially reducing stockholder rights, thereby enhancing the efficiency and flexibility of the Company's governance structure consistent with increasing share value. The Board of Directors of the Company believes that the approval of the holders of 75% of the outstanding shares of the Company's Common Stock is appropriate in order to amend provisions of the Company's charter designed to discourage, delay or prevent a merger or acquisition of the Company without the approval of the Board of Directors. These provisions include those that (i) provide for the power of the board of directors to amend the bylaws of a company, (ii) provide for a classified board of directors with staggered, three-year terms and (iii) prohibit stockholders of a company from acting by written consent.

   Accordingly, the Company proposes to amend Article XI such that the approval of the holders of 75% of the outstanding shares of the Company's Common Stock would be required only in connection with the amendment of provisions relating to:

     (a) the power of the Board of Directors of the Company to amend the Bylaws of the Company (Article VI);

     (b) the classification of the Board of Directors of the Company (Article
  VII);

     (c) prohibiting the stockholders of the Company from taking an action by written consent (Article IX); and

     (d) requiring the vote of 75% of the outstanding shares of the Company's Common Stock in order to amend these four articles (Article XI).

   Maintaining a supermajority requirement with respect to each of the foregoing provisions will enhance the likelihood of continuity and stability in the Company and in the composition of the Board of Directors and in the policies formulated by the Board of Directors. A supermajority requirement will discourage certain types of transactions that may involve an actual or threatened change of control of the Company and will reduce the Company's vulnerability to unsolicited proposals to acquire less than all of the Company's outstanding Common Stock or restructure or sell all or part of the Company.

   All other amendments would require the approval of the holders of a simple majority of the outstanding shares of the Company's Common Stock.

   Based on its evaluation of all of the foregoing factors, the Board of Directors believes that the amendment of Article XI of the Company's charter to require a supermajority approval only in connection with the amendment of
Article VI, Article VII, Article IX and Article XI is in the best interests of the Company and the stockholders of the Company.

   The affirmative votes of the holders of 75% of the outstanding shares of the Company's Common Stock are required for approval of this amendment to the Certificate of Incorporation of the Company. If this proposed amendment is approved by the stockholders, the Company intends to promptly effect such amendment by filing or causing to be filed an appropriate amendment to its Certificate of Incorporation with the State of Delaware.

   Recommendation of the Board of Directors:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO ARTICLE XI OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the DGCL. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

   The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   The members of the Company's Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports disclosing their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon the copies of Section 16(a) reports that the Company received from such persons for their 2000 fiscal year transactions in the Common Stock and their Common Stock holdings, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board of Directors members and greater than ten-percent stockholders.

                                   FORM 10-K

   THE COMPANY WILL MAIL TO YOU WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS FORM 10-K REPORT FOR 2000. REQUESTS SHOULD BE SENT TO METASOLV, INC., 5560 TENNYSON PARKWAY, PLANO, TEXAS 75024, ATTN: JONATHAN K. HUSTIS, GENERAL COUNSEL.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   Stockholder proposals that are intended to be presented at the 2002 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received in writing by the Company's Secretary not later than December 22, 2001 in order to be included. Such stockholder proposals should be addressed to MetaSolv, Inc., 5560 Tennyson Parkway, Plano, Texas 75024, Attn: Jonathan K. Hustis, Corporate Secretary.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                 /s/ Jonathan K. Hustis
                                                    Jonathan K. Hustis
                                            Vice President--Business Services,
                                               General Counsel and Corporate
                                                         Secretary

Plano, Texas
 April 11, 2001


 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

 THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                                                      APPENDIX A

                           FIFTH AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                            METASOLV SOFTWARE, INC.
                             a Delaware corporation

                     (Pursuant to Sections 228, 242 and 245
                    of the Delaware General Corporation Law)

   MetaSolv Software, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

   DOES HEREBY CERTIFY:

     FIRST: That this corporation was originally incorporated on July 6, 1992, pursuant to the General Corporation Law. The Corporation was originally incorporated as Omnicase, Inc.

     SECOND: That the Board of Directors thrice duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring each such amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor.

     THIRD: That the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation pursuant to
  Section 251(g) of the General Corporation Law, declaring such amendment to be advisable and in the best interests of this corporation and its stockholders.

     FOURTH: That the Board of Directors duly adopted a resolution proposing to restate and integrate the Third Amended and Restated Certificate of Incorporation of this corporation and other amendments to the Certificate of Incorporation, declaring said restatement and integration to be advisable and in the best interests of this corporation and its stockholders.

     FIFTH: That the Board of Directors duly adopted a resolution proposing to amend and restate the Fourth Restated Certificate of Incorporation of this corporation in its entirety, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders. The Board of Directors' resolution setting forth the proposed Fifth Amended and Restated Certificate of Incorporation is as follows:

   "RESOLVED, that the Fourth Restated Certificate of Incorporation of this corporation, as heretofore amended, be amended and restated in its entirety as follows:

                                   ARTICLE I

   The name of the corporation is MetaSolv Software, Inc. (the "Corporation").

                                   ARTICLE II

   The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                                                      APPENDIX B

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 METASOLV, INC.

   MetaSolv, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

   The name of the Corporation is MetaSolv, Inc. The original Certificate of Incorporation was filed with the Delaware Secretary of State on December 19, 2000 (the "Original Certificate of Incorporation").

   This Amended and Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

   This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Original Certificate of Incorporation to read in its entirety, as follows:

                                   ARTICLE I

   The name of the corporation is MetaSolv, Inc.

                                   ARTICLE II

   The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

   The Corporation is authorized to issue two classes of stock, to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000), par value $.005 per share, and the number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), par value $.01 per share.

   The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Certificate, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

   The name and mailing address of the sole incorporator is as follows:

         Name                                                Mailing Address
         ----                                                ---------------
   Clarence B. Brown III................................. 5560 Tennyson Parkway
                                                           Plano, Texas 75024

                                   ARTICLE VI

   Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                  ARTICLE VII

   The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

   The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of fiscal year 1999, the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of fiscal year 1999, and the directors first elected to Class III shall serve for a term ending on the third annual meeting next following the end of fiscal year 1999. The foregoing notwithstanding, each director shall serve until such director's successor shall have been duly elected and qualified, unless such director shall resign, become disqualified, disabled or shall otherwise be removed.

   At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

   Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which the director is a member until the expiration of the director's current term, or the director's prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to either class, the Board shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

   The number of directors constituting the initial board of directors is seven (7) and the names and classes of such directors until such directors' successors shall be elected and qualified, are:

         Name                                                             Class
         ----                                                             -----
   Lawrence J. Bouman....................................................  II
   Barry F. Eggers.......................................................  II
   Royce J. Holland......................................................   I
   James P. Janicki......................................................  III
   David R. Semmel.......................................................   I
   John Thornton.........................................................  III
   John White............................................................  III

                                 ARTICLE VIII

   Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE IX

   Except as otherwise provided in this Amended and Restated Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and may not be effected by any consent in writing of such stockholders.

                                   ARTICLE X

   An officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer's or director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the officer or director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of officers and directors then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

   Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of, or increase the liability of any officer of director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                  ARTICLE XI

   In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Amended and Restated Certificate of Incorporation, except to the extent a greater vote is required by this Amended and Restated Certificate of Incorporation or any provision of law. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than seventy-five percent of the outstanding shares of capital stock of the Corporation then entitled to vote upon the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with,
Article VI, Article VII, Article IX, or this Article XI of this Amended and Restated Certificate of Incorporation.

   IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated
Certificate of Incorporation this     day of             , 2001.

                                          _____________________________________
                                                     James P. Janicki
                                                  Chief Executive Officer

                                                                      APPENDIX C
            Charter of the Audit Committee of the Board of Directors
                            (Amended March 23, 2001)

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors.

  . Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   Audit Committee members shall meet the requirements of the NASD, and any other exchange on which the Company authorizes its securities to be traded. The Audit Committee shall initially be comprised of two or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. As of June 1, 2001 or earlier, there shall be not less than three members of the Audit Committee. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall have sufficient employment experience in accounting or finance, professional certification, or other experience or background that provides that member with financial expertise and sophistication.

   Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the Board may designate a Chair.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

 Review Procedures

     1. Review and reassess the adequacy of this Charter annually. Certify in writing the adequacy of this Charter and its implementation annually, as required by the NASD and any other exchange on which the Company authorizes its securities to be traded. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting process and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

     4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss with financial management and the independent auditors the quality of the Company's significant accounting principles as applied in the Company's financial reporting for the period. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

 Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. In reviewing the independence of the auditors one of the factors, among others, that the Audit Committee shall consider in determining auditor independence is the amount of non-audit services performed by the auditors during the fiscal year. The Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in any proxy statement).

     6. The Audit Committee will approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee shall require the independent auditors to provide a formal written statement delineating all relationships between the auditors and the Company, consistent with applicable accounting standards. The Committee shall review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence or objectivity.

     8. The Committee shall review the independent auditors' audit plan-- discuss scope, staffing, locations, reliance upon management, and general audit approach.

     9. Prior to releasing the year-end earnings, the Committee shall discuss the results of the audit with the independent auditors. Discuss with the independent auditors and with management certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. The Committee shall consider the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

 Legal Compliance

     11. On at least an annual basis, the Committee shall review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

 Other Audit Committee Responsibilities

     12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

 PROXY                           METASOLV, INC.                           PROXY
                   5560 Tennyson Parkway, Plano, Texas 75024

 This Proxy is Solicited on Behalf of the Board of Directors of MetaSolv, Inc.
        for the Annual Meeting of Stockholders to be held May 22, 2001

     The undersigned holder of Common Stock, par value $.005, of MetaSolv, Inc. (the "Company") hereby appoints Jonathan K. Hustis and Glenn A. Etherington, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 22, 2001 at 10:00 a.m. local time, at the Company's headquarters located at 5560 Tennyson Parkway, Plano, Texas 75024, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS (AS SET FORTH IN PROPOSAL 1), FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS (AS SET FORTH IN PROPOSAL 1), "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                   (Reverse)
                                METASOLV, INC.

        [X]      Please mark votes
                 as in this example

1.  To elect the following directors to serve for a term  2.       To amend the Fourth         FOR      AGAINST      ABSTAIN
    ending upon the 2004 Annual Meeting of Stockholders or         Restated Certificate of     [_]        [_]          [_]
    until their successors are elected and qualified:              Incorporation of MetaSolv
                                                                   Software, Inc. to eliminate
Nominees: Lawrence J. Bouman and                                   the provision requiring
                                                                   that corporate actions of
          Thomas Curtis Holmes, Jr.                                MetaSolv Software, Inc.
FOR       WITHHELD          For all nominees, except               requiring stockholder
                            for nominees written below.            approval also be approved
[_]         [_]                       [_]                          by the stockholders of
                                                                   MetaSolv, Inc.
         _________________________
            Nominee exception(s).

     3. To amend the Certificate of Incorporation of the Company to provide for simple majority approval of all modifications to the Certificate of Incorporation with the exception of four provisions that will continue to require supermajority approval for modifications relating to the Board's ability to amend the bylaws, the classification of directors, stockholders' ability to vote by written ballot, and maintenance of a supermajority requirement for each of the foregoing.

     FOR         AGAINST         ABSTAIN
     [_]           [_]             [_]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature: __________________________ Signature (if held jointly): _____________

Date: ____________________, 2001

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.